Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-11877 pertaining to the Employee Stock Purchase Plan of Fidelity Southern Corporation, Form S-3 No. 333-11879 pertaining to the Dividend Reinvestment Plan of Fidelity Southern Corporation, Form S-8 No. 333-57421 pertaining to the Tax Deferred 401(k) Savings Plan of Fidelity Southern Corporation, Form S-8 No. 333-134054 pertaining to the Employee Stock Purchase Plan of Fidelity Southern Corporation and Form S-3 No. 333-156812 of Fidelity Southern Corporation, and in the related prospectuses, of our reports dated March 12, 2009 with respect to the consolidated financial statements of Fidelity Southern Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Atlanta, Georgia
March 12, 2009